INDEPENDENT AUDITORS' CONSENT


     We consent to the use in the Post-Effective Amendment No. 1 to Registration Statement No. 333-48988 filed on Form S-6 of Valley Forge Life Insurance Company Variable Life Separate Account of our report on the financial statements and related financial statement schedules of Valley Forge Life Insurance Company, dated March 27, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph as to an accounting change), and our report on the financial statements of Valley Forge Life Insurance Company Variable Life Separate Account, dated April 16, 2001, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.




Deloitte & Touche LLP

Chicago, Illinois
April 23, 2001